Exhibit 99.1
NEWS RELEASE

CONTACT:  Bob Aronson
          Director of Investor Relations
          (800) 579-2302

FOR IMMEDIATE RELEASE

           STAGE STORES, INC. ANNOUNCES FOURTH QUARTER
    AND FULL YEAR 1999 RESULTS AND COMPLETION OF $35.0 MILLION
                SENIOR REVOLVING CREDIT FACILITY
   -- Net Loss of $3.90 Per Share Includes Special Charges --
 _______________________________________________________________

HOUSTON, TX, March 9, 2000 -- Stage Stores, Inc. (NYSE: SGE) today announced results for the fourth quarter and full year ended January 29, 2000.

Net sales for the fourth quarter ended January 29, 2000 were $324.8 million as compared to $357.3 million for the same period last year. The decrease in sales primarily reflects the net reduction of 31 stores for the year and a 7.8% decline in comparable store sales during the quarter resulting from a weakness in the Company's sales during the holiday selling period. Net sales for the year ended January 29, 2000 were $1,121.6 million as compared to $1,173.5 million last year. Comparable store sales for the year decreased 7.0%

The Company reported a net loss for the fourth quarter before extraordinary items of $109.1 million, or $3.88 per share, as compared to a net loss of $2.9 million, or $0.10 per share, for the same period last year. The results include certain one-time pretax charges aggregating $131.1 million. During the fourth quarter, the Company recorded an extraordinary item of $0.5 million in connection with the early retirement in November 1999 of the $30.0 million aggregate principal amount of SRI Receivables Purchase Co., Inc. 12.5% Notes. The net loss for the quarter after extraordinary items was $109.6 million, or $3.90 per share.

The net loss for the year ended January 29, 2000 before extraordinary items and the cumulative effect of a change in accounting principle was $126.3 million, or $4.50 per share, as compared to net income of $3.7 million, or $0.13 per share on a diluted basis, for the comparable period last year. This year's results include certain one-time pretax charges aggregating $154.8 million. The net loss for the year after extraordinary items of $0.5 million and the cumulative effect of a change in accounting principle of $2.4 million was $129.1 million, or $4.61 per share.

In commenting on the results, Jack Wiesner, the new interim Chief Executive Officer, stated, "Clearly, the fourth quarter concluded an extremely difficult and challenging year for the Company. Improving our execution and the profitability of the business is our top priority and the Board of Directors and the management team are committed to accomplishing this objective. We must make significant strides during the year in getting the key drivers of our business back on track, namely sales, merchandise margins and store level execution."

James A. Marcum, Vice Chairman and Chief Financial Officer, commented, "In reviewing the components of our profit and loss statement for the fourth quarter, it is important to note the impact of the significant amount of pretax charges that were recorded during the quarter. Gross margin for the fourth quarter reflects a $54.0 million charge related to a lower cost or market reserve for inventory to be liquidated in connection with our store closure program and excess fall clearance inventory as well as an $8.0 million LIFO charge resulting from an overall decrease in the level of inventory. Selling, general and administrative ("SG&A") expenses for the fourth quarter reflect a $36.0 million write down of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121; of this amount, $13.7 million relates to goodwill and other intangibles and the remaining amount relates to other long-lived assets. SG&A expenses for the fourth quarter also reflect a $2.8 million provision against certain miscellaneous receivables, $0.6 million associated with severance for the previously announced work force reduction program and $1.9 million associated with certain costs related to the refinancing of the Company's accounts receivable program completed in November 1999.

"In addition to the special charges, gross margin for the quarter was negatively impacted by an increased level of promotional activity which increased our level of markdowns without generating enough incremental unit sales to offset the decline in the average price of units sold. SG&A expenses were also negatively impacted by an increase in costs associated with the Company's frozen pension plan of $0.9 million and increased advertising costs of $2.0 million."

Mr. Marcum concluded, "The store opening and closure costs of $27.8 million for the fourth quarter reflect the costs associated with our previously announced store closure program for 2000."

The Company also announced that it completed its new $35.0 million senior revolving credit facility. The new facility increases the current borrowing capacity of the Company to $235.0 million when combined with its existing $200.0 million revolving credit facilities. In addition, as previously announced, the Company's bank lending group amended certain financial covenants under its existing credit facilities for the fourth quarter of 1999 and the first three quarters of fiscal 2000. As a result of these amendments, the Company is in full compliance with the provisions of the credit agreement. In the process of obtaining these amendments and the increase in working capital availability, the Company experienced a disruption of its spring merchandise receipt flows during the early part of the first quarter which may have an impact on the Company's first quarter performance. With the increase in liquidity and the modifications to the Company's financial covenants, the Company is currently receiving significant trade support.

Mr. Wiesner concluded, "I want to reiterate that the Board of Directors and the management of Stage are all firmly committed to the Company's concept. We strongly believe that our difficulties lie in execution issues. We will take those tough, but necessary, actions that are needed to improve the future performance of the Company."

The Company is actively conducting a search for a new CEO and has retained an executive recruiting firm to assist in the search effort.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 648 stores in 33 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

                       (Tables to Follow)



                                 Stage Stores, Inc.
                   Consolidated Condensed Statement of Operations
                      (in thousands, except per share amounts)
                                     (unaudited)

                               Three Months Ended        Twelve Months Ended
                              1/29/00      1/30/99      1/29/00      1/30/99

Net sales                     $324,801     $357,349    $1,121,567   $1,173,547

Cost of sales and related
 buying, occupancy and
 distribution expenses         321,934      267,756       897,117      839,238
Gross profit                     2,867       89,593       224,450      334,309

Selling, general and
 administrative expenses       121,390       76,854       313,212      271,477
Store opening and closure
 program costs                  27,844        5,281        44,986       10,192
Operating income (loss)       (146,367)       7,458      (133,748)      52,640

Interest, net                   11,685       12,187        48,634       46,471

Income (loss) before income
 tax, extraordinary item and
 cumulative effect of change
 in accounting principle      (158,052)      (4,729)     (182,382)       6,169
Income tax expense (benefit)   (48,935)      (1,795)      (56,129)       2,455

Income (loss) before
 extraordinary item and
 cumulative effect of a
 change in accounting
 principle                    (109,117)      (2,934)     (126,253)       3,714
Extraordinary item - early
 retirement of debt,
 net of tax                       (457)         --           (457)         --
Cumulative effect of change
 in accounting principle -
 reporting costs of start-up
 activities, net of tax            --           --         (2,402)         --

Net income (loss)            $(109,574)     $(2,934)    $(129,112)      $3,714

Basic earnings (loss) per
 common share data:

Basic earnings  (loss) per
 common share before
 extraordinary item and
 cumulative effect of change
 in accounting principle        $(3.88)      $(0.10)      $(4.50)        $0.13
Extraordinary item - early
 retirement of debt,
 net of tax                      (0.02)         --         (0.02)          --
Cumulative effect of change
 in accounting principle -
 reporting costs of start-up
 activities, net of tax            --           --         (0.09)          --
Basic earnings (loss) per
 common share                   $(3.90)      $(0.10)      $(4.61)        $0.13

Basic weighted average common
 shares outstanding             28,084       27,954       28,028        27,885

Diluted earnings (loss) per
 common share data:

Diluted earnings (loss) per
 common share before
 extraordinary item and
 cumulative effect of change
 in accounting principle        $(3.88)      $(0.10)      $(4.50)        $0.13
Extraordinary item - early
 retirement of debt,
 net of tax                      (0.02)         --         (0.02)          --
Cumulative effect of change
 in accounting principle -
 reporting costs of start-up
 activities, net of tax            --           --         (0.09)          --
Diluted earnings (loss) per
common share                    $(3.90)      $(0.10)      $(4.61)        $0.13

Diluted weighted average
 common shares outstanding      28,084       27,954       28,028        28,428



Comparable store sales data      (7.8%)       (5.7%)       (7.0%)        (3.0%)



                     Stage Stores, Inc.,
             Consolidated Condensed Balance Sheet
                        (in thousands)
                         (unaudited)


                                       1/29/00      1/30/99

              ASSETS
Cash and cash equivalents              $20,179      $12,832
Undivided interest in accounts
 receivable trust                       41,600       69,816
Merchandise inventories, net           261,104      341,316
Other current assets                    34,707       84,473
      Total current assets             357,590      508,437

Fixed assets, net                      182,782      233,263
Goodwill, net                           69,856       92,551
Other assets                            94,437       23,429
                                      $704,665     $857,680

   LIABILITIES AND STOCKHOLDERS'
              EQUITY
Accounts payable                       $40,955      $82,779
Other current liabilities               63,950       52,706
Current portion of long-term debt
 including credit facilities             9,830        4,814
      Total current liabilities        114,735      140,299

Long-term debt including credit
 facilities                            492,393      487,968
Other long-term liabilities             19,726       25,021
      Total liabilities                626,854      653,288

Stockholders' equity                    77,811      204,392
                                      $704,665     $857,680



                        Stage Stores, Inc.
          Consolidated Condensed Statement of Cash Flows
                          (in thousands)
                           (unaudited)

                                                Twelve Months Ended
                                                1/29/00     1/30/99
 Cash flows from operating activities:
   Net income (loss)                          $(129,112)     $3,714
   Adjustments to net income:
     Depreciation and amortization               99,027      33,474
     Other                                      (53,337)      2,371
     Amortization of debt issue costs and
      accretion of discount                       4,184       3,715
   Changes in working capital                   100,339     (58,784)
      Net cash provided by (used in)
       operating activities                      21,101     (15,510)

 Cash flows from investing activities:
   Additions to fixed assets                    (19,237)    (88,719)
       Net cash used in investing activities    (19,237)    (88,719)

 Cash flows from financing activities:
   Proceeds from working capital facility        43,000      96,300
   Proceeds from issuance of common stock           128         955
   Payments on long-term debt                   (34,813)     (2,596)
   Additions to debt issue costs                 (2,832)       (913)
       Net cash provided by financing
        activities                                5,483      93,746

   Net increase (decrease) in cash and
    cash equivalents                              7,347     (10,483)

   Cash and cash equivalents:
     Beginning of period                         12,832      23,315
     End of period                             $ 20,179    $ 12,832